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                                                September 24, 1997

Mr. Skip Martin
President and Chief Executive Officer
Pocahontas Federal Savings and Loan Association
203 West Broadway

Pocahontas, Arkansas  72455-3420

Dear Mr. Martin:

      This letter sets forth the agreement between Pocahontas Federal Savings and Loan Association, Pocahontas, Arkansas ("Pocahontas Federal" or the "Association") and RP Financial, LC. ("RP Financial") for certain conversion appraisal services pertaining to the mutual-to-stock conversion of Pocahontas Federal Mutual Holding Company (the "MHC"), a federal mutual holding company and the majority shareholder of Pocahontas Federal, and the Plan of Reorganization between the MHC and Pocahontas Federal. The specific services to be rendered by RP Financial are described below. These services will be rendered by a team of two senior consultants on staff.

Description of Conversion Appraisal Services

      RP Financial will prepare a written detailed valuation report which will be fully consistent with applicable regulatory guidelines and standard valuation practices. The valuation report will conclude with an estimate of the pro forma market value of the shares of stock to be offered and sold in the conversion. RP Financial understands that as part of the conversion, the shares of Pocahontas Federal which are held by public shareholders (i.e. stockholders other than the MHC) will be exchanged for newly issued shares of common stock of a newly organized stock holding company ("SHC") and that shares offered in the conversion will be SHC shares. The valuation report will incorporate such key transaction parameters as the financial strength and operations of Pocahontas Federal, the proposed treatment in the conversion of the publicly-traded shares of Pocahontas Federal (including the proposed exchange), and the financial strength and operations of the MHC unconsolidated. The estimate of pro forma market value will be a preliminary value, subject to confirmation by RP Financial at the closing of the offering.

      Prior to preparing the valuation report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the operations, financial condition, profitability, risks and external factors which impact the Association. The valuation will include an in-depth analysis of the Association's financial condition and operating results, as well as assess the Association's interest rate risk, credit risk and liquidity risk. The valuation report will describe the Association's business strategies and market area and prospects for the future. A peer group analysis relative to publicly-traded savings institutions will be conducted for the purpose of determining appropriate valuation adjustments relative to the group. The valuation report will conclude with a midpoint pro forma valuation for the shares to be offered in the conversion, as well as a range of value around the midpoint value. The valuation report may be periodically updated throughout the conversion process and there will be at least one updated valuation prepared at the time of the closing of the stock offering.
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RP Financial, LC.
Mr. Skip Martin
September 24, 1997

      RP Financial agrees to deliver the valuation appraisal and subsequent updates, in writing, to Pocahontas Federal at the above address in conjunction with the filing of the regulatory application. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates.

Fee Structure and Payment Schedule

      Pocahontas Federal agrees to pay RP Financial a fixed fee of $30,000 for these services, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

      o $5,000 upon execution of the letter of agreement engaging RP Financial's services as outlined herein;

      o $22,500 upon delivery of the completed original appraisal report; and

      o $2,500 upon completion of the conversion to cover all subsequent valuation updates that may be required.

      The Association will reimburse RP Financial for out-of-pocket expenses incurred in the preparation of the appraisal report. Such out-of-pocket expenses, which are not expected to exceed $5,000 inclusive of expenses for the business plan and appraisal, will include travel, telephone, facsimile, copying, shipping, computer and data. RP Financial will make all attempts to keep out-of-pocket expenses to a minimum.

      In the event Pocahontas Federal or the MHC shall, for any reason, discontinue the proposed conversion prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, Pocahontas Federal agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after giving full credit to the initial retainer fee. RP Financial's standard billing rates range from $75 per hour for research associates to $250 per hour for managing consultants.

      If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by Pocahontas Federal and RP Financial. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the conversion transaction requires the preparation by RP Financial of a new appraisal.

Representations and Warranties

      Pocahontas Federal and RP Financial agree to the following:

      1. The Association agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall
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RP Financial, LC.
Mr. Skip Martin
September 24, 1997
include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Association to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if conversion is not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to the Association the original and any copies of such information.

      2. The Association hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Association's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

      3. (a) The Association agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by Pocahontas Federal to RP Financial, either orally or in writing, (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by Pocahontas Federal to RP Financial or (iii) any action or omission to act by Pocahontas Federal, or Pocahontas Federal's respective officers, directors, employees or agents which action or omission is willful or negligent. Pocahontas Federal will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by Pocahontas Federal at the normal hourly professional rate chargeable by such employee.

      (b) RP Financial shall give written notice to the Association of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which the RP Financial intends to base a claim for indemnification hereunder. In the event the Association elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, RP Financial will be entitled to be paid any amounts payable by the Association hereunder, together with interest on such costs from the date incurred at the rate of fifteen percent (15%) per annum within five days after the final determination of such contest either by written acknowledgement of the Association or a final judgment of a court of competent jurisdiction. If the Association does not so elect, RP Financial shall be paid promptly and in any event within thirty days after receipt by the Association of the notice of the claim.

      (c) The Association shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Association: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

      (d) In the event the Association does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.
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RP Financial, LC.
Mr. Skip Martin
September 24, 1997

      It is understood that, in connection with RP Financial's above-mentioned engagement, RP Financial may also be engaged to act for the Association in one or more additional capacities, and that the terms of the original engagement may be embodied in one or more separate agreements. The provisions of Paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of RP Financial's engagement(s). This agreement constitutes the entire understanding of the Association and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

      Pocahontas Federal and RP Financial are not affiliated, and neither Pocahontas Federal nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

      The MHC and RP Financial are not affiliated, and neither the MHC nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

                             * * * * * * * * * * *

      Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $5,000.

                                                Sincerely,


                                                /s/ William E. Pommerening

                                                William E. Pommerening
                                                Chief Executive Officer
                                                and Managing Director

Agreed To and Accepted By: Mr. Skip Martin /s/ Skip Martin
                                           -------------------------------------
                           President and Chief Executive Officer

For:  Pocahontas Federal Savings and Loan Association
      Pocahontas, Arkansas

Date Executed: October 8, 1997
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